EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 10th day of November, 2006, among SIMMONS BEDDING COMPANY, a Delaware corporation (the “Company”), SIMMONS COMPANY, a Delaware corporation (“Holdings”), and GARY S. MATTHEWS, an individual resident of the State of Connecticut (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Holdings desire that the Executive accept employment as President of the Company as of the Effective Date; and

WHEREAS, the Company, Holdings and the Executive each desire to enter into this Agreement and set forth in writing the terms and conditions of the Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1. EMPLOYMENT.

1.1. Agreement. The Company hereby agrees to employ the Executive as of the Effective Date as its President, and the Executive hereby agrees to serve the Company in such capacity, in each case subject to the terms and conditions set forth herein.

1.2. Term. The period of the Executive’s employment under this Agreement shall commence on the first actual working day of employment of the Executive (the “Effective Date”), and shall continue thereafter for a continuously (on a daily basis) renewing eighteen (18) month term, without any further action by either the Company or the Executive, unless either the Executive or the Company shall provide written notice to the other parties hereto not to renew such term, specifying in such notice the date of such non-renewal, in which case this Agreement shall expire on the date that is eighteen (18) months after the date specified in such non-renewal notice. Notwithstanding the foregoing, this Agreement may be earlier terminated by the Company or the Executive in accordance with the terms of Section 6 below. The date on which termination or expiration of this Agreement is effective pursuant to the provisions of this Section 1.2 or of Section 6 shall be referred to herein as the “Termination Date”. For all purposes of this Agreement, references to the “Term” of the Executive’s employment hereunder shall mean the period commencing on the Effective Date and ending on the Termination Date.

SECTION 2. POSITION AND DUTIES. The Executive shall serve as President of the Company. Executive’s duties and responsibilities as the President of the Company shall include the day-to-day management and operation of the business, as well as those duties customarily associated with an officer with a similar title, and Executive shall be accountable to, and shall have such additional powers, duties and responsibilities as may from time to time be prescribed by, the Chairman of the Board of Directors of the Company (the “Company Board”) and Chief Executive Officer, the Company Board or the Board of Directors of Holdings (the “Holdings Board”). The Executive shall perform and discharge, faithfully, diligently, competently and in good faith, such duties and responsibilities. The Executive (a) shall devote all of his business time and attention and his best efforts and ability to the business and affairs of the Company and its Subsidiaries and (b) shall not engage in other business activities whether or not compensated during the Term without the prior written consent of the Holdings Board (provided, however, that Executive may serve on the Board of Directors of up to two (2) for profit enterprises which are not engaged in a Competitive Business (currently, Molson Coors Brewing Co. and Van Wagner, Inc.), and may devote a reasonable amount of time and attention to the management of his personal affairs and investments or serving as a director or officer of any charitable, religious, civic, educational or trade organizations, so long as such activities, individually or in the aggregate, do not interfere with the performance of the Executive’s duties and responsibilities under this Agreement). The services of the Executive shall be based at the offices of the Company in the Metropolitan Area; provided, however, that the Executive acknowledges that substantial travel will be required because the Company conducts operations and maintains facilities throughout the United States and elsewhere around the world.

SECTION 3. COMPENSATION. Subject to all of the terms and conditions hereof and to the performance by the Executive of his duties and obligations to the Company:

3.1. Salary. As compensation for services performed during the Term, the Company shall pay the Executive a salary at a rate of $575,000 per annum or such other amount as may from time to time be established by the Holdings Board (such annual rate of salary in effect from time to time referred to as the “Salary”), payable at regular intervals in accordance with the Company’s normal payroll practices now or hereafter in effect. The Executive shall have an annual review and the Salary may be increased, but not decreased, from time to time. Any and all increases in the Executive’s Salary pursuant to this Section 3.1 shall cause the level of the Executive’s Salary hereunder to be increased by the amount of each such increase for all purposes of this Agreement, and the increased level of Salary as provided in this Section 3.1 shall become the level of the Executive’s Salary for the remainder of the Term unless and until there is a further increase in Salary as provided herein. Except as otherwise provided in this Agreement, the Salary shall be prorated for any period of less than a full fiscal year.

3.2. Annual Bonus. As additional compensation for services hereunder, the Executive shall be eligible for a bonus for each Bonus Year. The amount of any such bonus shall be determined based upon the achievement of specified levels of operating performance by the Company for such Bonus Year measured by the business plan approved by the Board for such fiscal year (the “EBITDA Performance”). The target bonus payable for any Bonus Year with respect to the EBITDA Performance shall equal 70% of the Salary. The actual bonus payable for any Bonus Year with respect to the EBITDA Performance shall be computed as set forth on Exhibit A attached hereto and incorporated herein by this reference; provided, however, that the actual bonus payable, if any, in for the fiscal year of termination shall be determined in accordance with the provisions in Section 7. Any bonus payable under this Section 3.2 is referred to herein as an “Annual Bonus”. For the purpose of calculating Executive’s Annual Bonus for each fiscal year pursuant to this Section 3.2, the target bonus payable with respect to such fiscal year shall equal 70% of Executive’s actual salary earned by the Executive from the Company for such year (excluding any special bonuses paid pursuant to Section 3.4 below).

3.3. Restricted Stock Agreement; Stock Options, Class A Stock. (a) If the Executive makes the investment described in Section 3.3(b) below, the Executive shall be included as a participant in the Simmons Company Equity Incentive Plan, as amended from time to time (the “Plan”), pursuant to which Holdings will issue Executive on the Effective Date (i) 40,000 shares of the Class B Common Stock of Holdings (“Class B Shares”), subject to vesting and terms and conditions as provided in the restricted stock agreement between Holdings and the Executive dated as of the Effective Date (the “Restricted Stock Agreement”) and (ii) options to purchase 30,000 shares of the Class B Common Stock of Holdings (“Stock Options”), subject to vesting and terms and conditions as provided in the stock option agreement between Holdings and the Executive dated as of the date of issuance (the “Stock Option Agreement”). The Class B Shares will be subject to the securityholders agreement between Holdings and Executive dated as of the same date (“Securityholders Agreement”) and the registration rights agreement between Holdings and Executive dated as of the same date (“Registration Rights Agreement”). Executive will pay $0.01 per Class B Share as well as the taxes due on the difference between the then current Fair Market Value (as defined in the Restricted Stock Agreement) as of the date of issuance and the $0.01 per share paid. The Stock Options will have a strike price equal to the Fair Market Value (as defined in the Stock Option Agreement) as of the Effective Date.

(b) The Executive will invest $250,000 of his personal funds in Class A Common Stock of Holdings (“Class A Shares”) as of the Effective Date. The Class A Shares will be held pursuant to the terms of the Securityholders Agreement and the Registration Rights Agreement. Executive will pay Fair Market Value (as defined in the Securityholders Agreement) as of the Effective Date.

3.4 Signing Bonus. The Company will pay Executive a one-time bonus in an amount of $600,000 on the Effective Date.

3.5. Business Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement by the Company for all reasonable business expenses incurred by him on behalf of the Company or any of its Subsidiaries or Affiliates in performing services hereunder; provided, however, that the Executive shall properly account therefor in accordance with requirements for federal income tax deductibility and the Company’s and/or Company Board’s policies and procedures. The Company shall pay the Executive’s legal expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the related Agreements referenced herein, up to a maximum of $25,000.

3.6. Fringe Benefits. At the election of the Executive and during the Term, the Executive shall be entitled to participate in or receive benefits under any life insurance, health and accident plans, retirement plans and other similar fringe benefit arrangements made generally available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. These benefits include an annual executive physical, financial planning, an additional long term disability insurance policy provided at no cost to Executive, and a $1.0 million term life insurance policy, convertible to whole life, which can be assumed by the Executive. Notwithstanding any other arrangements that the Company may make available from time to time to its other executives or key management employees, the Salary, the bonuses payable under this Agreement and participation in the Plan as provided in Section 3.3 of this Agreement shall be in lieu of the Executive’s participation in any other bonus, equity incentive or equity-type incentive plans established by the Company, except that the Executive shall be entitled to participate in any supplemental executive retirement plans, “401(k) plans” and profit sharing plans.

3.7. Vacations. During the Term, the Executive shall be entitled to four (4) weeks paid vacation in each year and shall also be entitled to all paid holidays given by the Company to its employees. The paid vacation days shall be prorated for any period of service hereunder less than a full year. The Executive shall not be entitled to cash compensation for any vacation time not taken during the Term and shall not be entitled to accrue unused vacation.

3.8. Transportation Stipend. During the Term, the Executive shall be entitled to a stipend of $1,000.00 each month to cover expenses associated with transportation, including leasing or owning an automobile; provided, however, that the Executive shall properly account therefor on his federal and applicable state tax returns and related documentation in accordance with the requirements for federal income tax deductibility and the Company’s policies and procedures.

3.9. Relocation and Interim Housing. The Executive shall be entitled to participate in the Company’s Level 1 Relocation Package, eligibility for which shall continue for eighteen (18) months following the Effective Date. In addition, the Company will reimburse the Executive for interim housing and weekend travel expenses between the Metropolitan Area and Executive’s current residence, to a maximum amount of $5,000.00 per month, until such time as the Executive has relocated to the Metropolitan Area; provided, however, that reimbursement is subject to the Executive submitting documentation substantiating such expenditures. The Executive agrees that he shall establish his primary residence in the Metropolitan Area within eighteen (18) months of the Effective Date. Payments pursuant to this Section 3.9 shall be net of any tax or other amounts required to be withheld by the Company under any applicable law or legal requirement.

SECTION 4. OFFICES; SUBSIDIARIES AND AFFILIATES; INDEMNIFICATION.

4.1. Generally. The Executive agrees to serve during the Term, if elected or appointed thereto, in one or more positions as an officer or director of the Company or any of its Subsidiaries or Affiliates, or as an officer, trustee, director or other fiduciary of any pension or other employee benefit plan of the Company or any of its Subsidiaries or Affiliates. Service in such additional positions will be without additional compensation except for reimbursement of reasonably related business expenses on the same terms as provided elsewhere in this Agreement.

4.2. Indemnification. The Company agrees that in connection with the Executive’s service in additional positions as provided under Section 4.1, the Executive shall be entitled to the benefit of any indemnification provisions in the charter and by-laws of the Company and any of its Subsidiaries and Affiliates for which the Executive serves in such an additional position and any director and officer liability insurance coverage carried by the Company and any of its Subsidiaries and Affiliates for which the Executive serves as an officer or director; provided, however, that this Section 4.2 shall not impose on the Company or any of its Subsidiaries or Affiliates any obligation to include any such indemnification provisions in its charter or by-laws or to maintain any such insurance coverage.

SECTION 5. RESTRICTED ACTIVITIES.

(A) Executive acknowledges that (1) the Company has separately bargained and paid additional consideration for the restrictive covenants herein; and (2) the Company will provide certain benefits to Executive hereunder in reliance on such covenants in view of the unique and essential nature of the services Executive will perform on behalf of the Company and its Subsidiaries and Affiliates and the great, immediate and irreparable injury that would befall the Company, its Subsidiaries and Affiliates should Executive breach such covenants.

(B) Executive further acknowledges that his services are of a special, unique and extraordinary character and that his position with the Company will place him in a position of confidence and trust with employees of the Company and its Subsidiaries and Affiliates and with the Company’s other constituencies and will bring him into close contact with many of the Company’s, its Subsidiaries’ and Affiliates’ Customers, Customer Prospects, Vendors, Trade Secrets, and Confidential Information.

(C) Executive further acknowledges that the type and periods of restrictions imposed by the covenants in this Section 5 are fair, reasonable and necessary to protect the Company’s legitimate business interests and its Customer, Customer Prospect, and/or Vendor relationships, Trade Secrets, and Confidential Information and that such restrictions will not prevent Executive from earning a livelihood.

(D) Having acknowledged the foregoing, Executive covenants and agrees with Company as follows:

5.1. Duty of Confidentiality. Executive agrees that during his employment with the Company and for a period of five (5) years following the termination of such employment for any reason, Executive shall not directly or indirectly divulge or make use of any Confidential Information outside of his employment with the Company (so long as the information remains confidential) without the prior written consent of the Company. Executive shall not directly or indirectly misappropriate, divulge, or make use of Trade Secrets for an indefinite period of time, so long as the information remains a Trade Secret as defined by the DUTSA and/or any other applicable law. Executive further agrees that if he is questioned about information subject to this agreement by anyone not authorized to receive such information, Executive will notify the Company’s General Counsel within 24 hours. Executive acknowledges that applicable law may impose longer duties of non-disclosure, especially for Trade Secrets, and that such longer periods are not shortened by this Agreement.

5.2. Return of Confidential Information And Company Property. Executive agrees to return all Confidential Information and/or Trade Secrets within three (3) calendar days following the termination of his employment for any reason. To the extent Executive maintains Confidential Information and/or Trade Secrets in electronic form on any computers or other electronic devices owned by him, Executive agrees to irretrievably delete all such information and to confirm the fact of deletion in writing within three (3) calendar days following termination of employment with the Company for any reason. Executive also agrees to return all property in his possession at the time of the termination of his employment with the Company, including but not limited to all documents, records, tapes, and other media of every kind and description relating to the Business of the Company and its Customers, Customer Prospects, and/or Vendors, and any copies, in whole or in part, whether or not prepared by the Excecutive, all of which shall remain the sole and exclusive property of the Company.

5.3. Proprietary Rights. Proprietary Rights shall be promptly and fully disclosed by Executive to the Company’s General Counsel and shall be the exclusive property of the Company as against Executive and Executive’s successors, heirs, devisees, legatees and assigns. Executive hereby assigns to the Company his entire right, title, and interest therein and shall promptly deliver to the Company all papers, drawings, models, data, and other material relating to any of the foregoing Proprietary Rights conceived, made, developed, created or reduced to practice by Executive as aforesaid. All copyrightable Proprietary Rights shall be considered “works made for hire.” Executive shall, upon the Company’s request and at its expense, execute any documents necessary or advisable in the opinion of the Company’s counsel to assign, and confirm the Company’s title in the foregoing Proprietary Rights and to direct issuance of patents or copyrights to the Company with respect to such Proprietary Rights as are the Company’s exclusive property as against Executive and Executive’s successors, heirs, devisees, legatees and assigns under this Section 5.3. or to vest in the Company title to such Proprietary Rights as against Executive and Executive’s successors, heirs, devisees, legatees and assigns, the expense of securing any such patent or copyright, however, to be borne by the Company.

5.4. Non-Competition. Executive covenants and agrees that, during the term of his employment with the Company and for eighteen (18) months after the termination thereof, regardless of the reason for the employment termination, Executive will not, directly or indirectly, anywhere in the Continental United States or Canada, on behalf of any Competitive Business serve in a senior executive or similar capacity, whether as owner, partner, investor, consultant, agent, employee or co-venturer, or undertake any planning for any Competitive Business.

5.5. Non-Solicitation of Customers, Customer Prospects, and Vendors. Executive also covenants and agrees that during the term of his employment with the Company and for eighteen (18) months after the termination thereof, regardless of the reason for the employment termination, Executive will not, directly or indirectly, solicit or attempt to solicit any business from any of the Company’s Customers, Customer Prospects, and/or Vendors with whom he had business related contact during the last two (2) years of his employment with the Company.

5.6. Non-Solicitation of Employees. Executive also covenants and agrees that during the term of his employment with the Company and for eighteen (18) months after the termination thereof, regardless of the reason for the employment termination, Executive will not, directly or indirectly, on his own behalf or on behalf of or in conjunction with any person or legal entity, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any non-clerical employee of the Company with whom Executive had personal contact or supervised while performing his Job Duties, to terminate their employment relationship with the Company.

5.7. No Disparagement. (a) Executive will not make any negative, disparaging or defamatory statement, comment, or remark, directly or indirectly, either in writing or any other medium, regarding the Company, Thomas H. Lee Partners, or any of their respective officers, directors, employees, affiliates, subsidiaries, successors and assigns, compelled truthful testimony under oath being expressly excepted from this Section 5.7 and permitted.

(b) Following the termination of the Executive’s employment for any reason, none of the Company, Holdings or the executive leadership team and General Counsel of the Company or Holdings will make any negative, disparaging or defamatory statement, comment, or remark, directly or indirectly, either in writing or any other medium, about the Executive externally, compelled truthful testimony under oath being expressly excepted from this Section 5.7 and permitted.

5.8. False Claims Representations, Cooperation and Promises. Executive also agrees to disclose to the Company any information he learns concerning any conduct involving the Company that he has any reason to believe may be unlawful. Executive promises to cooperate fully with the Company during and after his employment with the Company in any investigation the Company undertakes into matters occurring during his employment with Company. Executive agrees that, as and when requested by the Company whether during or after his employment with the Company, he will fully cooperate with Company in effecting a smooth transition of his responsibilities to others. If requested by the Company, Executive will promptly and fully respond to all inquiries from the Company and its representatives relating to any claims or lawsuits which relate to matters which occurred during his employment with the Company. If Executive is contacted as a potential witness to any claim or in any litigation at any time, he will notify Company of any such contact or request as promptly as practicable (but in no event more than five (5) business days) after learning of it and will permit the Company to take all steps it deems to be appropriate, if any, to prevent his involvement, or to be present during any such discussions. This Section does not prohibit Executive’s participation as a witness to the extent otherwise legally required but does require that Executive provide Company with notice and the opportunity to object and/or participate.

5.9. Outside Activities. The Executive agrees that, during his employment with the Company, he will not undertake any outside activity (except as explicitly allowed pursuant to Section 2), whether or not competitive with the business of the Company or any of its Subsidiaries or Affiliates, that could reasonably give rise to a conflict of interest with his duties and obligations to the Company or any of its Subsidiaries or Affiliates.

5.10. Ownership of Securities. Notwithstanding the provisions set forth herein, the Executive shall have the right to (a) invest in or acquire any class of securities issued by any Person not engaged in a Competitive Business, or (b) acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is (i) issued by any Person engaged in a Competitive Business, and (ii) publicly traded on a national securities exchange or over-the-counter market.

SECTION 6. TERMINATION. Subject to the respective continuing obligations of the parties hereto, including those set forth in Section 5, the Executive’s employment by the Company hereunder may be terminated prior to the expiration of the Term as follows:

6.1. Death. The Executive’s employment hereunder shall terminate upon his death.

6.2. Incapacity. If the Executive shall have been unable to perform his duties hereunder by reason of any physical or mental illness, injury or other incapacity (a) for any period of sixty (60) consecutive days or (b) for a total of one hundred twenty (120) days in any period of twelve (12) consecutive calendar months, in the reasonable judgment of the Holdings Board, after consultation with such experts, if any, as the Holdings Board may deem necessary or advisable, the Company may terminate the Executive’s employment hereunder by written notice to the Executive.

6.3. Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon written notice to the Executive. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon: (a) the Executive’s breach of any of his material obligations set forth in this Agreement, which breach, if capable of being cured, is not cured within fifteen (15) days after receipt by the Executive of written notice from the Holdings Board of such breach; (b) the Executive’s breach of his fiduciary duties involving a matter of material consequence as an officer or director of the Company or any of its Subsidiaries or Affiliates, or as an officer, trustee, director or other fiduciary of any pension or employee benefit plan of the Company or any of its Subsidiaries or Affiliates, which breach, if capable of being cured, is not cured within fifteen (15) days after receipt by the Executive of written notice from the Holdings Board of such breach; or (c) the Executive’s commission of a felony involving fraud, personal dishonesty or moral turpitude (whether or not in connection with his employment).

6.4. Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon written notice to the Executive.

6.5. Good Reason. The Executive may terminate the Executive’s employment hereunder for Good Reason at any time upon sixty (60) days’ prior written notice to the Company. In the event of termination of the Executive pursuant to this Section 6.5, the Holdings Board or the Company Board may elect to waive the period of notice or any portion thereof. For the purposes of this Agreement, the Executive shall have “Good Reason” to terminate the Executive’s employment hereunder upon: (a) material diminution in the nature or scope of Executive’s responsibilities, duties or authority, in each case except in the event of termination of the Executive’s employment pursuant to Section 6.1, 6.2, 6.3 or 6.6; provided, however, that the Company’s failure to continue Executive’s appointment or election as a director or officer of any of its Affiliates and any diminution of the business of the Company or any of its Affiliates, including without limitation the sale or transfer of any or all of the assets of the Company or any of its Affiliates, shall not constitute “Good Reason”, (b) material failure of the Company to provide Executive the Salary and benefits in accordance with the terms of Section 3 hereof, or (c) failure of the Company to indemnify the Executive (or advance expenses in connection with indemnification) in connection with the Executive’s services hereunder as required by the Company under law or pursuant to its charter, by-laws or other contractual arrangements with the Executive then in effect, which failure shall not have been cured within fifteen (15) days after receipt by the Company of written notice from the Executive of such breach.

6.6. Other than for Good Reason or Justifiable Cause. The Executive may terminate his employment hereunder at any time upon sixty (60) days prior written notice to the Company. In the event of termination of the Executive pursuant to this Section 6.6, the Holdings Board may elect to waive the period of notice, or any portion thereof.

6.7 Justifiable Cause. The Executive may terminate his employment for “Justifiable Cause” upon sixty (60) days prior written notice to the Company at any time within ninety (90) days after the failure of the Company to appoint the Executive as Chief Executive Officer of the Company promptly after the termination, for any reason, of Charles Eitel as Chief Executive Officer of the Company.

SECTION 7. COMPENSATION UPON TERMINATION.

7.1. Death. In the event of the Executive’s death during the Term, the Company shall pay or transfer, as the case may be, to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, (1) his Salary that is earned and unpaid at the date of death and (2) on the earlier of (i) the date of the release of the audited financial statements of the Company for the Bonus Year during which death occurs or (ii) the date which is one hundred twenty (120) days after the end of such Bonus Year, an amount equal to the product of (x) the Annual Bonus that the Executive would otherwise have earned for such Bonus Year if death had not occurred, multiplied by (y) a fraction, the numerator of which is the number of days from the beginning of such Bonus Year until the date of death and the denominator of which is 365.

7.2. Incapacity. If the Executive’s employment shall be terminated by reason of his incapacity pursuant to Section 6.2, then the Company shall (1) continue to pay the Executive his Salary, and the Executive shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Section 3, through the Termination Date, and (2) pay the Executive on the earlier of (i) the date of the release of the audited financial statements of the Company for the Bonus Year during which termination pursuant to Section 6.2 occurs or (ii) the date which is one hundred twenty (120) days after the end of such Bonus Year, an amount equal to the product of (x) the Annual Bonus that the Executive would otherwise have earned for such Bonus Year if termination pursuant to Section 6.2 had not occurred, multiplied by (y) a fraction, the numerator of which is the number of days from the beginning of such Bonus Year until the date of termination pursuant to Section 6.2 and the denominator of which is 365.

7.3 Cause or Without Good Reason. If the Company shall terminate the Executive’s employment hereunder for Cause pursuant to Section 6.3, or the Executive shall terminate the Executive’s employment hereunder without Good Reason pursuant to Section 6.6, the Company shall have no further obligations to the Executive under this Agreement other than the payment of his Salary through the Termination Date.

7.4. Other than for Cause; Good Reason.

(a) If the Company shall terminate the Executive’s employment hereunder without Cause pursuant to Section 6.4 or the Executive shall terminate his employment hereunder for Good Reason pursuant to Section 6.5, then:

(1) the Company shall pay to the Executive:

(A) as soon as reasonably practicable after the Termination Date, his Salary through the Termination Date;

(B) as soon as reasonably practicable following the last day of the month in which the Termination Date occurs, his Annual Bonus as described in Section 3.2, subject to the following sentence. For purposes of computing the percentage of Targeted EBITDA which has been achieved pursuant to Exhibit A (the “Applicable Percentage”), the Company shall compare (i) the actual EBITDA achieved from the beginning of the fiscal year in which the Termination Date occurs through the last day of the month in which the Termination Date occurs to (ii) the budgeted EBITDA from the beginning of the fiscal year in which the Termination Date occurs through the last day of the month in which the Termination Date occurs. The amount of the Annual Bonus payable to the Executive under this Section 7.4(a)(1)(B) shall be equal to (x) the applicable percentage of Salary set forth opposite the Applicable Percentage on Exhibit A, multiplied by (y) the Executive's Salary paid or payable from the beginning of the fiscal year in which the Termination Date occurs through the Termination Date; and

(C) for a period of eighteen (18) months after the Termination Date, severance at a rate equal to 100% of his Salary in effect at the time notice of termination is given;

(2) until the earlier to occur of (A) the passage of eighteen (18) months after the Termination Date or (B) the date on which the Executive commences other employment in connection with which the Executive is eligible to receive medical and dental benefits (including self-employment or engaging in an enterprise as a sole proprietor or partner) (the “Benefits Termination Date”), if the Executive was participating in any Company medical, vision and dental plans pursuant to Section 3.6 and subject to any employee contribution applicable to Executive as of the Termination Date, the Company shall contribute to the premium cost of Executive’s coverage and that of Executive’s qualified dependents under its medical, vision, and dental plans at the same rate that it contributes to the premium cost for its active executives and their qualified dependents.

(b) The obligations of the Company to the Executive under this Section 7.4 (other than Section 7.4(a)(1)(A)) are conditioned upon the Executive’s signing a release of claims in the form of Exhibit B (the “Release”) within twenty-eight (28) days of the date on which notice of termination is given and upon such Release remaining in full force and effect thereafter. All severance payments under this Section 7.4 will be in the form of salary continuation, payable in accordance with the normal payroll practices of the Company and will begin at the Company’s next regular payroll period following the effective date of the Release, but shall be retroactive to the Termination Date.

7.5 Justifiable Cause. If the Executive shall terminate the Executive’s employment hereunder for Justifiable Cause pursuant to Section 6.7, then (a) as soon as reasonably practicable after the Termination Date, the Company shall pay his Salary through the Termination Date, (b) the Company shall pay to the Executive for a period of twelve (12) months after the Termination Date, severance at a rate equal to 100% of his Salary in effect at the time notice of termination is given, and (c) the Executive shall be entitled to participate in the Company’s Level 1 Relocation Package with respect to the Executive’s relocation from the Metropolitan Area to another location in the United States. The obligations of the Company to the Executive under this Section 7.5 (other than Section 7.5(a)) are conditioned upon the Executive’s signing the Release within twenty-eight (28) days of the date on which notice of termination is given and upon such Release remaining in full force and effect thereafter. All severance payments under this Section 7.5 will be in the form of salary continuation, payable in accordance with the normal payroll practices of the Company and will begin at the Company’s next regular payroll period following the effective date of the Release, but shall be retroactive to the Termination Date.

7.6. Early Termination of Severance Benefits. If the Executive’s employment hereunder is terminated by the Company without Cause pursuant to Section 6.4 or the Executive shall terminate his employment hereunder for Good Reason pursuant to Section 6.5 or the Executive shall terminate his employment hereunder for Justifiable Cause, and Executive subsequently engages in the activities prohibited by Section 5, then the Company may thereafter immediately terminate and shall not be required to continue on behalf of the Executive or his dependents and beneficiaries any compensation provided for in Section 7.4 or Section 7.5, as the case may be, other than those benefits that the Company may be required to maintain for the Executive under applicable law.

7.7. Continuation of Health Care Benefits. If Executive was enrolled in the Company’s medical, vision, and/or dental plans as of the Termination Date, then upon the expiration of the Company’s obligations pursuant to this Section 7 with respect to such medical, vision and/or dental benefits, the Executive may elect to continue Executive’s participation and that of Executive’s qualified dependents in those plans for the remainder of the COBRA period, if any, by paying the full premium cost plus an administrative fee, without regard to any provision of this Agreement.

7.8. Post-Termination Obligations Generally. Except as expressly set forth in this Section 7, and in the Restricted Stock Agreement, Stock Option Agreement, the Securityholders Agreement and Registration Rights Agreement, the Company and Holdings shall have no further obligations to the Executive following expiration of the Term, and performance by the Company and/or Holdings of any obligation specifically provided in this Section 7 shall constitute full settlement of any claim that the Executive may have on account of such termination against the Company and/or Holdings or their respective Subsidiaries and Affiliates and all of their respective past and present officers, directors, stockholders, controlling Persons, employees, agents, representatives, successors and assigns and all other others connected with any of them, both individually and in their official capacities.

7.9. Payments after Death. Should the Executive die after the termination of his employment with the Company while any amounts are payable to him hereunder, this Agreement shall inure to the benefit of and be enforceable by Executive’s executors, administrators, heirs, distributees, devisees and legatees, and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to his estate.

7.10 Stock Repurchases. Upon termination of the Executive for any reason, Holdings shall have the right to repurchase the Executive’s vested and unvested Class B Shares and Class A Shares pursuant to the terms of the Restricted Stock Agreement, Stock Option Agreement, Securityholders Agreement and Registration Rights Agreement (collectively, the “Related Agreements”). For purposes of each of the Related Agreements, the Executive shall be considered a “Senior Manager” as used and defined in such Related Agreement. For purposes of Section 3.5 of the Securityholders Agreement, a termination by the Executive for Justifiable Cause shall have the same consequences as a termination for “good reason” thereunder.

SECTION 8. CONFLICTING AGREEMENTS. The Executive hereby represents and warrants that the execution of this Agreement and the performance of the Executive’s obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or by which the Executive is bound and that the Executive is not now subject to any covenants against competition, non-solicitation or similar covenants that would affect the performance of the Executive’s obligations hereunder or would restrict the Company in its operations, including hiring any additional executives. The Executive will not disclose to or use on behalf of Holdings or the Company any confidential or proprietary information or trade secrets of a third party without such party’s consent.

SECTION 9. WITHHOLDING. Except as otherwise expressly provided, all payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under any applicable law or legal requirement.

SECTION 10. NOTICES. All notices, requests and demands to or upon the parties hereto to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested, and shall be deemed to have been duly given or made upon: (a) delivery by hand, (b) two business days after being sent by nationally recognized overnight courier; or (c) in the case of transmission by facsimile, one business day after when confirmation of receipt is obtained. Such communications shall be addressed and directed to the parties as follows (or to such other address as either party shall designate by giving like notice of such change to the other party):

If to the Executive:

Gary S. Matthews
130 Lower Cross Road
Greenwich, CT 06831

with a copy to:

Schiff Hardin LLP
6600 Sears Tower
Chicago, IL 60606
Attention: John F. Adams
Facsimile: (312) 258-5600

If to the Company:

Simmons Bedding Company
One Concourse Parkway, Suite 800
Atlanta, Georgia, 30328
Attention: Chief Executive Officer, General Counsel
and Senior Vice President - Human Resources
Facsimile: (770) 206-2669

with copies to:

Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02109
Attention:  Scott A. Schoen
Todd M. Abbrecht
George Taylor
Facsimile: (617) 227-3514

and

Weil, Gotshal & Manges, LLP

100 Federal Street, 34th Floor

Boston, Massachusetts 02110

Attention: Marilyn French

Facsimile: (617) 772-8333

SECTION 11. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION. Certain capitalized terms are used in this Agreement with the specific meanings defined below in this Section 11. Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term “Section” refers to sections of this Agreement, (b) the capitalized term “Exhibit” refers to exhibits to this Agreement, (c) references to a particular Section include all subsections thereof, (d) the word “including” shall be construed as “including, without limitation”, and (e) references to “$” mean United States dollars.

11.1. “Affiliate” shall mean (a) any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person), (b) any other Person which, together with its Affiliates (as defined in clause (a) above), shall, directly or indirectly, own beneficially or control the voting of at least 10% of the ownership interest in the Company (or other specified Person) and (c) any other Person of which the Company (or other specified Person) and its Affiliates (as defined in clauses (a) and (b) above) shall, directly or indirectly, own beneficially or control the voting of at least 10% of any class of outstanding capital stock or other evidence of beneficial interest or of any interest as a general partner or joint venturer.

11.2. “Agreement” is defined in the Preamble to this Agreement.

11.3. “Annual Bonus” is defined in Section 3.2.

11.4. “Benefits Termination Date” is defined in Section 7.4(a)(3).

11.5. “Bonus Year” means fiscal year of the Company, provided, however, that in the event the fiscal year of the Company is changed, any calculations made under Section 3.2 and Exhibit A hereto shall be proportionately adjusted as the Board, in its sole and absolute discretion, shall deem appropriate.

11.6. “Business of the Company” means the highly competitive business of developing, manufacturing, marketing, distributing, and/or selling sleep products, including mattresses, foundations, changing pads and covers, and bedding components for the same.

11.7. “Cause” is defined in Section 6.3.

11.8. “Common Stock” means the common stock, $.01 par value, of Holdings.

11.9. “Class A Shares” is defined in Section 3.3

11.10 “Class B Shares” is defined in Section 3.3

11.11. “Company” is defined in the preamble to this Agreement.

11.12. “Company Board” is defined in Section 2.

11.13. “Competitive Business” means any firm, partnership, joint venture, corporation and/or any other entity and/or person, including but not limited to Sealy Corporation, Serta International, Spring Air Company, Select Comfort Corporation, Tempur-Pedic International, Inc., King Koil Licensing Company, Inc., and/or any licensee of such entity, that develops, manufactures, markets, distributes, and/or sells any of the sleep products described in Section 11.6.

11.14. “Confidential Information” means information about the Company and its Customers, Customer Prospects, and/or Vendors that is not generally known outside of the Company, which you will learn of in connection with your employment with the Company. Confidential Information may include, without limitation: (1) the terms of this Agreement, except as necessary to inform a subsequent employer of the restrictive covenants contained herein and/or your attorney, spouse, or professional tax advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement; (2) the Company’s business policies, finances, and business plans; (3) the Company’s financial projections, including but not limited to, annual sales forecasts and targets and any computation(s) of the market share of Customers and/or Customer Prospects; (4) sales information relating to the Company’s product roll-outs; (5) customized software, marketing tools, and/or supplies that you may be provided access to by the Company and/or may create; (6) the identity of the Company’s Customers, Customer Prospects, and/or Vendors (including names, addresses, and telephone numbers of Customers, Customer Prospects, and/or Vendors); (7) any list(s) of the Company’s Customers, Customer Prospects, and/or Vendors; (8) the account terms and pricing upon which the Company obtains products and services from its Vendors; (9) the account terms and pricing of sales contracts between the Company and its Customers; (10) the proposed account terms and pricing of sales contracts between the Company and its Customer Prospects; (11) the names and addresses of the Company’s employees and other business contacts of the Company; and (12) the techniques, methods, and strategies by which the Company develops, manufactures, markets, distributes, and/or sells any of the sleep products described in Section 11.6.

11.15. “Customers” means any firm, partnership, corporation and/or any other entity and/or person that purchased or purchases from the Company any of the sleep products described in Section 11.6.

11.16. “Customer Prospects” means any firm, partnership, corporation and/or any other entity and/or person reasonably expected by the Company to purchase from the Company any of the sleep products described in Section 11.6.

11.17. “$” is defined in the introductory paragraph to this Section 11.

11.18. “EBITDA Performance” is defined in Section 3.2.

11.19. “Effective Date” is defined in the preamble.

11.20. “Executive” is defined in the preamble.

11.21. “Exhibit” is defined in the introductory paragraph to this Section 11.

11.22. “Good Reason” is defined in Section 6.5.

11.23. “including” is defined in the introductory paragraph to this Section 11.

11.24. “Holdings” means Simmons Company, a Delaware corporation.

11.25. “Holdings Board” is defined in Section 2.

11.26 “Justifiable Cause” is defined in Section 6.7.

11.27. “Metropolitan Area” means the Atlanta, Georgia metropolitan area.

11.28. “Person” means any individual, partnership, corporation, association, trust, joint venture, limited liability company, unincorporated organization or entity, and any government, governmental department or agency or political subdivision thereof.

11.29. “Plan” is defined in Section 3.3.

11.30. “Products” means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Subsidiaries or Affiliates, together with all services provided or planned by the Company or any of its Subsidiaries or Affiliates, during the Executive’s employment.

11.31. “Proprietary Rights” means any and all inventions, discoveries, developments, methods, processes, compositions, works, supplier and customer lists (including information relating to the generation and updating thereof), concepts, and ideas (whether or not patentable or copyrightable) conceived, made, developed, created, or reduced to practice by Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) prior to or during Executive’s, which may be directly or indirectly useful in, or related to, the Business of the Company or any business or products contemplated by the Company while Executive was or is an employee, officer, or director of the Company.

11.32 “Related Agreements” is defined in Section 7.10.

11.33. “Release” is defined in Section 7.4(b).

11.34. “Registration Rights Agreement” is defined in Section 3.3.

11.35. “Restricted Stock Agreement” is defined in Section 3.3.

11.36. “Salary” is defined in Section 3.1.

11.37. “Section” is defined in the introductory paragraph to this Section 11.

11.38. “Securityholders Agreement” is defined in Section 3.3.

11.39. “Stock Options” are defined in Section 3.3.

11.40. “Stock Option Agreement” is defined in Section 3.3.

11.41. “Subsidiary” means any Person of which the Company (or other specified Person) shall, directly or indirectly, own beneficially or control the voting of at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or at least a majority of the partnership, joint venture or similar interests, or in which the Company (or other specified Person) or a Subsidiary thereof shall be a general partner or joint venturer without limited liability.

11.42. “Term” is defined in Section 1.2.

11.43. “Termination Date” is defined in Section 1.2.

11.44. “Trade Secret” means Confidential Information which meets the additional requirements of the Delaware Uniform Trade Secrets Act (“DUTSA”), 6 Del. Code Ann.§§ 2001-2011, and/or under any other applicable law.

11.45. “Vendors” means any individual and/or entity that provided goods and services to the Company.

SECTION 12. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board and agreed to in writing by the Executive and such officer as may be specifically authorized by the Board in connection with such approval. No waiver by either party hereto at any time of compliance with or of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

SECTION 13. GOVERNING LAW AND REMEDIES. In addition to any other remedies at law or in equity it may have, each party shall be entitled to seek equitable relief, including injunctive relief and specific performance, in connection with a breach of the provisions of this Agreement. The Company and Executive acknowledge and agree that they are bound by their arbitration obligations under Exhibit C attached hereto, which the Company and Executive also hereby agree to execute contemporaneously and is an integral part of this Agreement. The Company and Executive agree and acknowledge that all provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware exclusively and without reference to principles of conflict of laws; provided, however, the Federal Arbitration Act (“FAA”) will supersede state laws to the extent inconsistent. The Arbitrator(s) shall have no authority to apply the law of any other jurisdiction.

/s/GSM Your initials to acknowledge agreement to Governing Law and Remedies provision in Section 13.

SECTION 14. SEVERABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

SECTION 15. COUNTERPARTS. This Agreement may be executed in any one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Executed counterparts may be delivered by facsimile transmission.

SECTION 16. ENTIRE AGREEMENT. This Agreement, the Plan, the Restricted Stock Agreement, Securityholders Agreement and Registration Rights Agreement constitute the entire agreement between the parties hereto, and supersede any and all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment with the Company.

SECTION 17. ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon (a) the Executive, his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and (b) the Company, Holdings and their respective successors (including by means of reorganization, merger, consolidation or liquidation) and permitted assigns. The Company or Holdings may assign this Agreement to any of its Subsidiaries or to any successor of the Company or Holdings by reorganization, merger, consolidation or liquidation and any transferee of all or substantially all of the business or assets of the Company or Holdings or of any division or line of business of the Company or Holdings with which the Executive is at any time associated. The Company requires the personal services of the Executive hereunder and the Executive may not assign this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized officer, as the case may be, all as of the date first above written.

SIMMONS BEDDING COMPANY

By:    /s/Charles R. Eitel
Name:  Charles R. Eitel
Its:    Chairman and CEO

SIMMONS COMPANY

By:    /s/Charles R. Eitel
Name:  Charles R. Eitel
Its:    Chairman and CEO

/s/Gary S. Matthews
GARY S. MATTHEWS

BO1:\147807\04\361R04!.DOC\74339.0001

Exhibit A

COMPUTATION OF EBITDA PERFORMANCE

% of Budgeted EBITDA Target	% of Annual Bonus	% of Salary
<90[2]	0	0
90	9.09	6.363
91	18.18	12.726
92	27.27	19.089
93	36.36	25.452
94	45.45	31.815
95	54.55	38.185
96	63.64	44.548
97	72.73	50.911
98	81.82	57.274
99	90.91	63.637
100	100	70
[1] The budgeted EBITDA target will be reset each year. The Board will approve the budgeted EBITDA target for any fiscal year on or prior to the later of (a) the date which is 45 days after the end of such fiscal year or (b) the date which is 15 days after the date of release of the audited financial statements of the Company for the immediately preceding fiscal year.
[2] Upon attaining 100% of budgeted EBITDA target, the amount of the Annual Bonus will be increased thereafter by 4% of Salary for each 1% increase in EBITDA in excess of 100% of the Target. The Annual Bonus is not capped.

EXHIBIT B - RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the special payments and benefits to be provided in connection with the termination of my employment in accordance with the terms of the Employment Agreement dated as of __________ 2006 (as amended and in effect from time to time, the "Employment Agreement") among SIMMONS COMPANY, a Delaware corporation (“Holdings”), and SIMMONS BEDDING COMPANY, a Delaware corporation, along with its subsidiaries, parents, joint ventures, affiliated entities, and includes its successors and assigns or any such related entities (the “Company”), and me, I, on my own behalf and on behalf of my personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and all others connected with me, hereby release and forever discharge the Company and their respective Affiliates (as defined in the Employment Agreement) and all of their respective past and present officers, directors, stockholders, controlling persons, employees, agents, representatives, successors and assigns and all others connected with any of them (all collectively, the "Released"), both individually and in their official capacities, from any and all rights, liabilities, claims, demands and causes of action of any type (collectively, "Claims") which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment or its termination or pursuant to any federal, state, foreign or local employment law, regulation or other requirement (including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Company, each as amended from time to time); provided, however, that the foregoing release shall not apply to (a) any right explicitly set forth in the Employment Agreement to special payments and benefits to be provided in connection with the termination of my employment, (b) any right to indemnification set forth in Section 4.2 of the Employment Agreement or (c) any rights as a participant in any retirement, profit sharing or other employment benefit plan in accordance with the terms of such plans.

In signing this Release of Claims, I acknowledge that I have had at least 21 days from the date of notice of termination of my employment to consider the terms of this Release of Claims and that such time has been sufficient; that I have been advised in writing by the Company to seek the advice of an attorney prior to signing this Release of Claims; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I understand that I may revoke this Release of Claims at any time within seven days of the date of my signing by written notice to the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the _____ day of ________________, _________.

__________________________________________
GARY S. MATTHEWS

EXHIBIT C - ARBITRATION CLAUSE

(1) In consideration of the benefits described in the Employment Agreement executed by GARY S. MATTHEWS (the “Employee” or ”you”) and SIMMONS COMPANY, a Delaware corporation (“Holdings”), and SIMMONS BEDDING COMPANY, a Delaware corporation, along with its subsidiaries, parents, joint ventures, affiliated entities, and includes its successors and assigns or any such related entities (the “Company”) on the same date hereto and into which this Exhibit C is incorporated (“Agreement”), the parties hereby agree that any controversy or claim arising under federal, state and local statutory or common or contract law between the Company and/or Holdings and you involving the construction or application of any of the terms, provisions, or conditions of the Agreement, including, but not limited to, breach of contract, tort, and/or fraud, must be submitted to arbitration on the written request of the parties served on the other. Arbitration shall be the exclusive forum for any such controversy. For example, if the Company and you disagree as to whether the Company had Cause, as defined by the Agreement, to terminate your employment or if the Company and you have a dispute concerning the interpretation or enforceability of one or more restrictive covenants, the parties will resolve the dispute exclusively through arbitration. The Arbitrator’s decision shall be final and binding on the parties.

(2) If any claim or cause of action at law or in equity is filed by a party in any state or federal court which results in arbitration being compelled and/or the claim or cause of action being dismissed, stayed, and/or removed to arbitration pursuant to this Agreement, the party who instituted the claim or cause of action in state or federal court, either wholly or in substantial part, shall, at the discretion of the Arbitrator(s), reimburse the respondent for its reasonable attorneys’ fees, costs, and necessary disbursements to the extent permitted by law, in addition to any other relief to which it may be entitled, related to the state or federal court claim or action.

(3) Excluding the initial filing fee, which shall be borne by the claimant, the cost of arbitration shall be borne by the Company, unless the Arbitrator determines that any claim(s) brought by you was/were wholly frivolous or fraudulent. If an arbitration or any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party, either wholly or in substantial part, shall, at the discretion of the Arbitrator, be entitled to its reasonable attorneys’ fees, costs, and necessary disbursements to the extent permitted by law, in addition to any other relief to which it may be entitled.

(4) The parties hereby agree that all claims must be submitted to arbitration administered by the American Arbitration Association’s Southeast Case Management Center in Atlanta, Georgia and the arbitration will be conducted in Atlanta, Georgia.

(5) The arbitration shall comply with and be governed by the American Arbitration Association’s Commercial Arbitration Rules (“Rules”) effective as of the execution date below, to the extent such Rules are not contrary to the express provisions of this Agreement. The parties also agree that the American Arbitration Association Optional Rules for Emergency Measures of Protection (“Emergency Rules”) shall apply to proceedings under this Agreement. The above Rules and Emergency Rules can be found at the following page of the American Arbitration Association’s website, www.adr.org: http://www.adr.org/sp.asp?id=22440. You acknowledge that you should read these Rules and Emergency Rules and that it is your responsibility to be familiar with them prior to signing the Agreement. If you are unable to access the Rules and/or Emergency Rules at the above website, you can request a copy of them from a Company official prior to signing the Agreement.

(6) The parties agree and acknowledge that all provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware exclusively and without reference to principles of conflict of laws; provided, however, the Federal Arbitration Act (“FAA”) will supersede state laws to the extent inconsistent. Any claim(s) involving the construction or application of this Agreement must be submitted to arbitration within the statute of limitations period for such claim(s) under Delaware state law. The Arbitrator(s) shall have no authority to apply the law of any other jurisdiction.

(7) The dispute shall be heard and determined by one Arbitrator, unless the parties mutually consent in writing signed by you and an authorized representative of Company and/or Holdings to a panel of three (3) Arbitrators. Unless the parties mutually consent otherwise, the parties agree and request that the Arbitrator(s) issue a reasoned award in accordance with Commercial Arbitration Rule R-42(b).

I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP MY RIGHT TO A JURY TRIAL.

Executed this 10th day of November, 2006.
(day) (month)

GARY S. MATTHEWS     SIMMONS BEDDING COMPANY
SIMMONS COMPANY

/s/Gary S. Matthews          By: /s/Charles R. Eitel
                    Name: /s/Charles R. Eitel
Social Security #: __________         Title: Chariman and CEO_______________________________